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Exhibit 10(i)

April 14, 2003

Jeffrey C. Barbakow
Chief Executive Officer

Dear Jeff,

        This is to confirm certain arrangements regarding your compensation and benefits:

  a)
  The Compensation Committee at its meeting on April 4, 2003 named the position Chief Executive Officer (CEO) to be a covered executive under the Tenet Executive Severance Protection Plan (TESPP) which provides severance benefits under certain circumstances with a benefit level of three times salary and target bonus paid over 36 months. As the CEO you are thus a covered reporting officer under the Plan. Plan details will be provided under separate cover.

  b)
  You have agreed not to take an award under the Annual Incentive Plan for the fiscal year ending December 31, 2002.

  c)
  With regard to the Supplemental Executive Retirement Plan (SERP), you have agreed to waive the service credit enhancements which were previously approved by the Compensation Committee that would have been applicable for periods after May 31, 2002. Specifically, you waive the right to receive an additional three years of credited service on May 31, 2004 and the right to receive two years credited service for each actual year of service for the years ending May 31, 2003 and May 31, 2004. From June 1, 2002 forward, you will earn service credit of one year for each actual year of service in accordance with the SERP.

On behalf of the Compensation Committee	Accepted:

Alan R. Ewalt	Jeffrey C. Barbakow	Date

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Exhibit 10(i)